Exhibit 10.4

WK KELLOGG CO EXECUTIVE SEVERANCE BENEFIT PLAN

INTRODUCTION

WK Kellogg Co (“WK”) is establishing the WK Kellogg Co Executive Severance Benefit Plan (the “Plan”) effective as of February 8, 2024, for the benefit of eligible executives (“Executives”) who are identified by the Compensation and Talent Management Committee of Board of Directors of WK as set forth on Appendix A. The Plan is designed to apply in situations where WK Kellogg Co or any of its Affiliates (as defined below) terminates the employment of an eligible Executive under circumstances entitling the Executive to certain severance payments and benefits, as determined in the sole discretion of the WK.

This document sets forth the terms of the Plan effective as of February 8, 2024.

For purposes of the Plan, (a) “Affiliates” means any subsidiary of which WK Kellogg Co owns, directly or indirectly, at least 80% of the voting equity; provided, however, that the Committee may, from time to time in its sole discretion, exclude certain Affiliates from participation in the Plan. Kellogg Company and its affiliates other than WK Kellogg Co and its Affiliates are specifically excluded from the Plan; and (b) “Company” means WK Kellogg Co together with its Affiliates that participate in the Plan.

The Plan is intended to constitute an “employee welfare benefit plan” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It shall be administered and interpreted in all respects consistent with this intent. This document constitutes the summary plan description and plan document for the Plan.

PARTICIPATION IN THE PLAN

Eligible Employees

Each Executive of the Company who is not party to an employment agreement with the Company and who is listed on Appendix A, as may be amended from time to time by the Compensation and Talent Management Committee of WK’s Board of Directors, may be eligible for severance benefits under the Plan if the Executive satisfies all of the conditions set forth in the Plan.

An Executive on an approved leave of absence at the time of a Company-initiated action that would otherwise result in the termination of his or her employment, will be considered for severance benefits under the Plan at the conclusion of the approved leave. At such time, the individual must meet all of the necessary prerequisites to return to active employment under the terms of the approved leave and must also satisfy the eligibility requirements of the Plan in order to be eligible to receive severance benefits.

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Termination of Participation

Except as specifically provided elsewhere in this document, an Executive’s eligibility for severance benefits under the Plan will cease on the date the Executive terminates employment with the Company.

Conditions for Severance Benefits

Subject to the provisions set forth above, an eligible Executive may receive severance benefits if he or she meets all of the following conditions:

1.	The eligible Executive’s employment with the Company ends for reasons not listed under the “Executives Not Eligible to Receive Severance Benefits” section of this document.

2.

The Executive properly executes and submits to the Company a severance agreement which includes a form of release of claims (a “Severance Agreement and Release of Claims”) which is presented to him or her by the Company, within the time period specified, and does not thereafter revoke the Severance Agreement and Release of Claims. The Severance Agreement and Release of Claims shall include a covenant not to compete that contains a time limit, geographic limitations, and limitations on the activities in which the Executive can engage, as determined by the Company commensurate with the Executive’s job duties and responsibilities during the 12-month period preceding the Executive’s last day of active employment and considering, among other factors, the Executive’s access to Company confidential information, including but not limited to, trade secrets, customer information and other confidential or proprietary information. The Severance Agreement and Release of Claims shall also contain covenants not to solicit the Company’s employees or customers or disparage the Company and other covenants and representations as determined by the Company in its sole discretion;

3.	The Executive remains an active employee of the Company until the ultimate date established by the Company as the commencement date of the Executive’s Severance Leave of Absence (SLOA);

4.

If requested by the Company, the Executive assists with the transition of his or her job duties and responsibilities to one or more individuals (which assistance may include the participation in telephonic or in-person conferences from time to time, during the Executive’s SLOA);

5.

The Executive complies with all policies and procedures of the Company (including policies related to the protection of confidential information and the return of Company property) through the date of the Executive’s termination of employment with the Company, including during the SLOA;

6.	The Executive assigns to the Company any patent applications filed during the Executive’s employment with the Company on a form acceptable to the Company; and

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7.	The Executive does not experience a Disqualifying Event, as described in the section below entitled “Early Termination of Benefits.”

Severance benefits under the Plan are extra compensation to eligible Executives, not compensation that the Company is required to pay outside of the Plan. Therefore, the severance benefits will be provided as consideration for the Executive’s execution of and compliance with the Severance Agreement and Release of Claims and any other agreement with the Company, and for the Executive’s cooperation in the Company’s transition efforts.

Executives Not Eligible to Receive Severance Benefits

The following individuals are not eligible to receive severance benefits under the Plan:

1.	An Executive who refuses to accept an offer of “reasonable alternative employment” from the Company;

2.

An Executive who accepts any offer of employment with the Company (including a corporate relocation assignment), regardless of whether the offer is deemed to be an offer of “reasonable alternative employment;”

3.	An Executive involved in the following, but not limited to, activities: theft of Company property, workplace violence or intentional falsification of Company records;

4.

An Executive whose employment is terminated for “cause,” as determined in the sole discretion of the Committee. For purposes of the Plan, “cause” means the Executive’s employment with the Company is terminated because of (a) the Executive’s willful engagement in conduct relating to the Executive’s employment with the Company for which either criminal or civil penalties may be sought; (b) the Executive’s deliberate disregard of any Company policy, including the Company’s insider trading policy, or the Company’s code of conduct; (c) the Executive’s acceptance of employment with or service as a consultant or advisor to an entity or person that is in competition with or acting against the interests of the Company; (d) the Executive’s disclosure or misuse of confidential information or material concerning the Company; (e) the Executive’s willful engagement in gross misconduct pursuant to which the Company has suffered a loss; or (f) the Executive’s willful and continued refusal to substantially perform the Executive’s then current duties at the Company in any material respect.

5.

Unless otherwise provided in an agreement relating to the Executive’s termination from the Company, in the case of a sale or divesture by the Company (including, but not limited to, the sale or divestiture of a Company facility or business), an Executive who is offered employment by the buyer, regardless of whether (a) the Executive accepts or rejects the employment offer, or (b) the offer is deemed to be an offer of “reasonable alternative employment;”

6.	An Executive who voluntarily terminates employment or retires;

7.	An individual who enters into a consultative arrangement with the Company which provides for compensation during the consulting period; and

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8.	An Executive deemed ineligible for any other reason in the Committee’s sole discretion.

For purposes of the Plan, an offer of employment will be deemed to be an offer of “reasonable alternative employment” if, both (i) the new Market Reference Point, as that term is defined in the Company’s employment policies and procedures, is equal to at least 85% of the Executive’s then current Market Reference Point, and (ii) the distance between the Executive’s residence and the new place of employment is not more than 50 miles, or the distance of the Executive’s current commute, whichever is greater.

HOW THE PLAN WORKS

Severance Leave of Absence/Nature and Duration of Severance Payments

An eligible Executive will be placed on a SLOA that begins immediately upon the date the Executive would otherwise terminate employment. During the SLOA, the Executive will be entitled to receive severance pay based on the then-current payroll practice (which may change during the SLOA period), and in the same manner (such as by direct deposit) as he or she had previously received base pay or base salary, and the payments will continue for the length of time described in the section below called “Amount of Severance Pay.”

Although severance pay will look similar to the Executive’s former base pay or base salary, it will not be considered “compensation” or otherwise included for benefit calculation purposes under any retirement plan of the Company. The eligible Executive will not accrue additional credited service during the SLOA for purposes of any Company-sponsored retirement plan.

Early Termination of Benefits

An Executive’s severance benefits (including severance pay and continuation of benefits under the Company’s welfare benefit plans) will end, and his or her SLOA will terminate, on the earliest of the following events (“Disqualifying Events”):

1.	The date the Executive breaches any term contained in the Executive’s Severance Agreement and Release of Claims or in any other agreement with the Company;

2.	The date the Executive enters into a consulting agreement or active employment with the Company;

3.	The date the Executive elects to retire or otherwise terminate his or her SLOA; or

4.	The end of the Executive’s period of severance pay.

Clawback/Return of Benefits

An Executive or former Executive who breaches any term contained in the Severance Agreement and Release of Claims or in any other agreement with the Company, will be required to repay to the Company all severance benefits previously paid to that Executive or former Executive. Such amount shall be immediately due and payable without notice and the Executive or former Executive

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shall be liable for all expenses, including costs and attorney fees, incurred by the Company in connection with recovery of amounts due to the Company as a result of such breach.

AMOUNT OF SEVERANCE PAY

The amount of an eligible Executive’s severance pay will be based on the Executive’s role as of the commencement of the Executive’s SLOA, as set forth below, but reduced by the number of weeks of severance pay the Executive previously received under the Plan, if any:

1.

Executives other than the Chief Executive Officer: One and a half years (78 Weeks) of Pay, provided that the actual Plan benefit of each Senior Executive including, but not limited to, the amount of severance pay, and the terms and conditions for receipt of the benefit is subject to the review and approval of the Compensation and Talent Management Committee of WK’s Board of Directors.

2.

Chief Executive Officer: Two years (104 Weeks) of Pay, provided that the actual Plan benefit of the Chief Executive Officer including, but not limited to, the amount of severance pay, and the terms and conditions for receipt of the benefit is subject to the review and approval of the Compensation and Talent Management Committee of WK’s Board of Directors.

An eligible Executive may receive severance benefits in addition to those described in this document only with the written approval of the Compensation and Talent Management Committee of WK’s Board of Directors.

Offsets

Nothing in this Plan shall be construed to provide separation pay or benefits that are duplicative of any separation pay, including the payment of salary-based guaranteed compensation, or benefits provided to a Participant pursuant to any Other Severance Arrangement. If an eligible Executive transferred to the U.S. from a foreign Affiliate, the severance benefits provided under the Plan shall be reduced (but not below the minimum benefit for the Executive’s pay grade at the commencement of the Executive’s SLOA) by the amount of any severance or separation pay and benefits and/or salary-based guaranteed compensation payments the Executive previously received under the terms of any Other Severance Arrangement as a result of the Executive’s transfer to the U.S. In addition, the severance benefits provided under the Plan shall be reduced (but not below zero) by the amount of any severance or separation pay and benefits and/or salary-based guaranteed compensation payments provided for at the commencement of the Executive’s SLOA or subsequent termination of employment under the terms of any Other Severance Arrangement.

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Definitions

For purposes of calculating the severance pay set forth above, the following definitions will apply:

Week of Pay

A Week of Pay for an Executive is the sum of (i) current bi-weekly base salary x 26 (pay periods per year) divided by 52 (weeks) and (ii) Executive’s target annual cash bonus divided by 52 (weeks).

Base salary shall include employee contributions to a Company-sponsored 401(k) plan and nonqualified plans, and contributions to a health savings account or a health care or dependent care spending account under any Company-sponsored flexible benefit plan.

Other Severance Arrangement

An Other Severance Arrangement is (i) any written employment, severance, consulting or similar agreement (including an offer letter) to which the applicable Executive and the Company are party (other than the Plan); (ii) any other severance plan, policy or arrangement in which the Executive participates, including any change in control policy that covers the Executive; (iii) any statutory severance scheme applicable to the Executive, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988; and (iv) any similar state or local statute to the extent not preempted by ERISA. For clarity, the Company’s qualified and non-qualified retirement plans are not considered Severance Arrangements for purposes of this paragraph and amounts payable under this Plan shall not be reduced as a result of amounts payable under such qualified and non-qualified retirement plans.

EQUITY GRANT

Notwithstanding the provisions of any applicable equity incentive plan or equity compensation plan maintained by the Company pursuant to which an Executive has received an equity grant and the Executive’s relevant grant agreement, Executive shall continue to vest in his or her stock options, restricted stock awards and restricted stock units throughout the SLOA. Executive’s performance stock units (PSUs) will be forfeited at the beginning of the SLOA.

If the Executive is Retirement Eligible on or prior to the first day of the SLOA, to the extent terms of the relevant grant agreement governing the terms of a restricted stock unit award or PSUs would otherwise result in full vesting of the award upon a termination of employment those terms shall apply instead of the aforementioned continued vesting throughout the SLOA or forfeiture, as applicable.

For purposes of this Plan, “Retirement Eligible” means the Executive has satisfied the requisite conditions for early retirement under a defined benefit pension plan. If the Executive does not participate in a defined benefit pension plan, “Retirement Eligible” means Executive has attained age 55 with at least five years of service with the Company and the Executive’s combined age and years of service equal at least 65. For example, an Executive who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65.

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VACATION PAY AND PAID TIME OFF (PTO)

No additional vacation days/PTO will accrue during the SLOA. The Executive will be entitled to receive any accrued but unused vacation pay/PTO as of the commencement of the SLOA per the vacation/PTO policy. Vacation pay/PTO cannot be used to extend the commencement of the SLOA or to extend an Executive’s employment beyond the ultimate date established by the Company as the date of the Executive’s termination of employment.

BENEFITS DURING THE SLOA

Health Insurance

An Executive on a SLOA will no longer be eligible for medical, dental, prescription drug and vision coverage, effective as of the first day of the SLOA. Executives on a SLOA, and their eligible dependents, can continue their coverage in these benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If the Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents until the earlier of (A) the last day of the SLOA and (B) the date Executive becomes eligible to receive substantially similar coverage from another employer or other source. No employer contribution to a health savings account will be made for an Executive on a SLOA.

Executives will be eligible for Executive Assistance Program (“EAP”) services during the SLOA, to the extent those services are provided by the Employer and otherwise in accordance with the terms of the relevant EAP plan.

Life Insurance and Voluntary Programs

Throughout the SLOA, an eligible Executive will be allowed to continue his or her participation in the following Employer-sponsored employee benefit programs to the extent they are provided to the Executives of that Employer and otherwise in accordance with the terms of the respective plan: life insurance and voluntary programs (including supplemental life insurance and long-term care). The Executive will be able to continue such participation so long as the Executive (i) pays the monthly premium or contribution rate applicable to “active” Executives, (ii) complies with the other terms of the respective plan, and (iii) complies with the terms of the Severance Agreement and Release of Claims. Thereafter, the Executive may be eligible to continue those benefits by purchasing an individual conversion policy. Executives should contact the insurance carrier for information regarding individual conversion policies.

Disability Benefits

Coverage under the Company’s disability programs ends as of the commencement of the SLOA. However, if an eligible Executive incurred a disability, as defined under the short-term disability program that applies to the Executive, before the commencement of the SLOA and qualifies for

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benefits under that short-term disability program, the Executive may receive benefits pursuant to the terms of that program.

In addition, if an eligible Executive incurred a disability, as defined under the long-term disability program that applies to the Executive, before first day of the SLOA and later qualifies for benefits under that long- term disability program, the former Executive may receive benefits pursuant to the terms of that program as long as the former Executive remains disabled under the terms of that program.

Financial Planning Services

Employer-provided financial and tax planning services will end at the commencement of the SLOA; however, if the Executive was eligible for those services prior to the SLOA, financial and tax planning benefits will extend throughout the calendar year in which the SLOA began.

Tuition Reimbursement

Under the WK Kellogg Co tuition reimbursement program, an Executive will be eligible for reimbursement for eligible courses that started prior to the commencement of the SLOA up to the maximum allowed under the program and otherwise in accordance with the terms of the program.

Active Placement Assistance

Eligible Executives will be provided 12 months of active placement assistance.

Other Benefits

Unless otherwise provided in this document or with the written approval of the Company’s Chief Human Resources Officer and Chief Legal Officer, all other coverage in policies, programs, plans and perquisites will end as of the commencement of the SLOA.

SEVERANCE BENEFITS CONTINGENT UPON UNREVOKED SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

At or before the commencement of the SLOA, an eligible Executive will be given the Severance Agreement and Release of Claims that is described in the section above called “Conditions for Severance Benefits.” The Executive will be informed of the deadline for signing and returning the Severance Agreement and Release of Claims to the Company and of any applicable revocation period.

Although the Executive’s severance pay may begin before the expiration of such deadline and revocation period, the entitlement to any severance benefits under this Plan is contingent upon the Executive’s submission of an executed and unrevoked Severance Agreement and Release of Claims. Therefore, if an Executive fails to submit a signed Severance Agreement and Release of Claims to the Company, or submits a signed Severance Agreement and Release of Claims but later revokes it, no additional severance benefits will be paid to the Executive and the Company may

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offset the amount of any severance benefits already paid from sums otherwise due to the Executive (such as non-qualified retirement plan payments), and if the full amount of said severance benefits are not fully offset, the Executive shall pay the balance to WK Kellogg Co immediately upon demand and the Executive shall be liable for all expenses, including costs and attorney fees, incurred by the Company in connection with recovery of severance benefits paid to the Executive.

Other Obligations

Any obligations or duties of an eligible Executive pursuant to any other agreement with the Company will be governed solely by the terms of that agreement and will not be affected by the terms of the Plan.

GENERAL PROVISIONS

Integration, Offsets and Taxes

All amounts owed by the Executive to the Company under any program or policy, including but not limited to, bridge loan repayments, personal charges on Company-provided credit cards, vacation overpayments, short-term disability overpayments, amounts due under relocation and tax equalization policies, or any other debts, may, at the Company’s sole discretion, be deducted from the severance payments in satisfaction of the amount the Executive owes the Company under such policies, subject to the limitations of any state wage deduction statute.

Severance pay is subject to federal and state taxes and local taxes if required, at the applicable rate.

Payment of Benefits in Case of Incompetency

If an Executive entitled to severance pay becomes physically or mentally incapable of receiving or acknowledging payment of such benefit, the Committee, upon receipt of satisfactory evidence of such legal incapacity may, in its sole discretion, cause such benefits to be paid to some other person, persons, or institution on behalf of the Executive.

Payment of Benefits in Case of Death

In the event that an eligible Executive dies after signing a Severance Agreement and Release of Claims which has not been revoked by the Executive prior to death, but before receipt of all severance pay benefits to which he or she was entitled under the Plan, a lump sum payment of the remaining severance pay will be distributed to the estate of the Executive. If, however, an otherwise eligible Executive dies prior to signing a Severance Agreement and Release of Claims, no severance pay will be paid to the estate of the Executive or to anyone else.

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Assignment of Benefits

Any assignment of all or part of an eligible Executive’s severance pay is void under the terms of the Plan. For example, creditors cannot claim an Executive’s severance pay to satisfy such his or her debts. In addition, an Executive cannot give, sell, assign, pledge or otherwise transfer his or her severance pay to someone else or use it as collateral for a loan.

Governing Law

Except to the extent superseded by ERISA, the laws of the State of Michigan, other than its laws regarding choice of law, will be controlling in all matters relating to the Plan.

PLAN COSTS

WK Kellogg Co and its Affiliates pay the cost of providing benefits under the Plan out of their general assets. There is no cost to the Plan participants.

PLAN AMENDMENT AND TERMINATION

WK Kellogg Co reserves the right to amend or terminate the Plan at any time, by written resolution of its Board of Directors or by both the Chief Legal Officer and the Chief Human Resources Officer of WK Kellogg Co.

The Plan may be amended in any way, including, but not limited to, changing the amount of severance benefits that an Executive may receive, even if the amendment reduces, in whole or in part, or terminates an amount of severance benefits, or excludes one or more classes of individuals from coverage under the Plan. Except as expressly authorized by the Plan or the Committee, in any action causing the termination of any severance benefits or the entire Plan, no further severance benefits will be provided other than for terminations occurring before the date of such action. Notice of a Plan amendment or termination may, but need not, be given unless required by law.

At any given time, amendments to the Plan may have been adopted by WK Kellogg Co that have not yet been reflected in this written document. In addition, from time to time the Committee may evidence the exercise of discretion on Plan matters in the form of written “Administrative Rulings.” Copies of any such ruling will also be sent to you if you send a written request for them addressed to the Committee. The Committee may assess a reasonable charge to provide any requested copies.

HOW THE PLAN IS ADMINISTERED

Committee

The Plan is administered by the WK Kellogg Co ERISA Administrative Committee (Committee). In its role as Plan Administrator, the Committee must administer the Plan in a uniform and non-discriminatory manner, and in accordance with its terms. The Committee will have full power to administer the Plan in all of its details. From time to time as it deems necessary or advisable for effective Plan administration, the Committee may appoint a sub-committee or individuals to act as its representatives in matters affecting the Plan. The Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by the Plan:

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1.	To make, enforce, amend, or rescind such rules and regulations as the Committee deems necessary or proper for the efficient administration of the Plan;

2.	To interpret the Plan, with the Committee’s interpretations thereof to be final and conclusive on all persons claiming benefits under the Plan;

3.	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided under the Plan;

4.	To authorize the payment of benefits; and

5.	To appoint such agents, counsel, accountants, consultants, and actuaries as may be required to assist in administering the Plan.

The Company’s Chief Human Resources Officer and the Company’s Chief Legal Officer may together, in their sole discretion, grant exceptions to the Plan. For avoidance of doubt, in the event such an exception is granted, the Company may require changes to any other Company benefit or Executive obligation, including but not limited to withholding from an Executive, any other Company retirement benefit (e.g., retiree healthcare), or extending non-compete or non-solicitation obligations.

Claims

Claims for benefits under the Plan must be submitted in writing to the myHR Service Center or the Committee within 60 days of the effective date of the claimant’s last day worked (or, if later, the date on which the claim arose). The Committee will provide written notice to any claimant within 60 days of the date a claim is filed if such claim for benefits hereunder has been denied. The Committee’s 60-day determination period may be extended under certain circumstances. Any notice of adverse benefit determination under the Plan will state the specific reason(s) for determination; reference specific Plan provision(s) on which the determination is based; describe additional material or information necessary to complete the claim and why such information is necessary, describe Plan procedures and time limits for appealing the determination, and the claimant’s right to obtain information about those procedures and the right to sue in federal court; and disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or state that such information will be provided free of charge upon request).

If a claim is denied in whole or in part, the claimant may request a review of the claim by the Committee by filing with or mailing to the Committee a written request within 60 days after the claim has been denied. A claimant will have the opportunity to submit written comments, documents, or other information in support of his or her appeal. A claimant will have access to all relevant documents as defined by applicable U.S. Department of Labor regulations. The review of an adverse benefit determination will take into account all new information, whether or not presented and available at the initial determination. No deference will be afforded to the initial determination.

The claimant will receive a fair review of the claim by the Committee and be advised in writing of the disposition of the claim within 60 days after the request for review. Under special circumstances, a 60-day extension may be requested by the Committee, in which case the claimant will be notified in writing. If an extension is necessary due to the claimant’s failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required

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information, and the claimant will be afforded at least 60 days from receipt of the notice to provide the specified information. If the claimant delivers the requested information within the time frame specified, the 60-day extension of the appeal period will begin after the claimant has provided such information. If the claimant fails to provide the requested information within the time frame specified, the Committee may decide the claimant’s appeal without that information.

Limitation on Legal Actions

No person may bring any legal or equitable action to recover benefits under the Plan, prior to a final determination under the claims review procedures, or after the expiration of one year from the date of the final determination.

No person may bring any legal or equitable action to recover benefits under the Plan except in federal district court in the Western District of Michigan.

Severability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan and will be construed and enforced as if such provision had not been included herein.

No Right to Employment

Nothing in the Plan will be construed as giving any person the right to be retained in the employment of WK Kellogg Co or any of its Affiliates.

Compliance With Certain Tax Laws

This Plan is intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”) under what is known as the “short-term deferral rule” or as reimbursements under a separation pay plan. Specifically, whether an eligible Executive has a “termination of employment” is determined by reference to whether the eligible Executive has had a “separation from service” under Section 409A. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under the Plan will be considered a “separate payment.” In the event that an Executive is a “specified employee” as defined in Section 409A on the first day of his or her SLOA, any severance pay or benefits that are subject to Section 409A shall not be paid until the earlier of the first (1st) payroll date that occurs on or after the date that is six (6) months and one day following the first day of his or her SLOA, or the date of the Executive’s death, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date in a lump sum without interest. The Company makes no guarantee of tax consequences attributable to an Executive’s participation or benefits under this Plan, and shall not be liable for any income tax penalties, interest or other amounts assessed by any taxing authority for any reason.

STATEMENT OF ERISA RIGHTS

As a participant in the Plan, Executives are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

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1.

Examine, without charge, at the Committee’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, and

2.

Obtain, up on written request to the Committee, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Committee may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Plan participants. No one, including the Company or any other person, may fire an Executive or otherwise discriminate against an Executive in any way to prevent an Executive from obtaining a benefit or exercising the Executive’s rights under ERISA.

If an Executive’s claim for a benefit is denied or ignored, in whole or in part, the Executive has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an Executive can take to enforce the above rights. For instance, if an Executive requests a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, the Executive may file suit in a Federal court. In such a case, the court may require the Committee to provide the materials and pay the Executive up to $110 a day until the Executive receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If an Executive has a claim for benefits that is denied or ignored, in whole or in part, the Executive may file suit in a state or federal court.

If an Executive is discriminated against for asserting his rights, the Executive may seek assistance from the U.S. Department of Labor or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Executive is successful, the court may order the person he has sued to pay these costs and fees. If the Executive loses, the court may order the Executive to pay these costs and fees; for example, if it finds the claim is frivolous.

If an Executive has any questions about the Plan, he or she should contact the Committee. If an Executive has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in his telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Executives may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefit Security Administration.

IMPORTANT INFORMATION ABOUT YOUR SEVERANCE PAY PLAN

Name of Plan	WK Kellogg Co Executive Severance Benefit Plan

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Type of Plan	The Plan is a welfare benefit plan providing specified severance benefits.

Employer Identification No.	92-1243173

Plan Number	509

Plan Sponsor	WK Kellogg Co

Plan Administrator	ERISA Administrative Committee c/o WK Kellogg Co myHR One Kellogg Square North Tower Battle Creek, MI 49016-3599 Phone 1-833-365-2495

Agent for Service of Legal Process	Service of legal process may be served upon the Committee.

Plan Records	The fiscal records of the Plan are kept on a plan year basis, January 1 – December 31.

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